SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of 1934


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      Rule 14a-6(e)(2))

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/  /  Soliciting Material Pursuant toss.240.14a-12


                  EXCELSIOR INCOME SHARES, INC. d/b/a EIS Fund
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/X/  No fee required.

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      Common Stock, par value $.01 per share

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                                     (LOGO)
                          Excelsior Income Shares, Inc.
                              114 West 47th Street
                            New York, New York 10036

Dear EIS Fund Shareholders:

You may receive another proxy from the same dissident shareholder, Ralph Bradshaw, who solicited your vote for his own slate of directors for the Fund's Annual Meeting originally scheduled for April. We urge you not to sign his green proxy for the Bradshaw slate, and to vote for management's nominees on the WHITE proxy card. Here's why:

o Bradshaw was unable to muster any significant support for his last proxy in April; shareholders voted for management's slate by nearly a 5 to 1 majority. Similarly, Bradshaw's own stake in the Fund is insignificant (he states that he owns only 501 shares). The only thing Bradhaw was able to accomplish was to prevent the Fund from achieving a quorum, which resulted in significantly increased expenses and the necessity of holding a second Annual Meeting.

o We do not understand why a small shareholder who has been unable to attract significant support should expect the Fund's shareholder's to turn the Fund over to him. It does not make any sense given the outstanding performance of the Fund, the continued low fees and the recent decrease in the Fund's always-modest discount to NAV. As a result, we are concerned about his motives as a shareholder of the Fund.

o In regard to Bradshaw's motives, Mr. Bradshaw has a history of placing the funds where he serves as a Director under the management of his personally-owned investment advisory firm. The Board believes he will ultimately do the same with your Fund. His firm has no public experience managing a bond fund such as the EIS Fund, and we believe, therefore, that it would not be in the best interest of the shareholders to turn the Fund over to him.

o Bradshaw insinuates that the Board is not committed to a liquidation of the Fund. The Board has included this proposal largely in response to the concerns of a large shareholder who has repeatedly requested that the Board address the Fund's discount to NAV. Although the Board has not made any recommendation on the issue, your Board is fully committed to liquidating the Fund, as soon as possible, in the event shareholders approve the plan of liquidation. In addition, Bradshaw's statement that your Board has "insisted on" a super-majority for passage of the liquidation proposal is incorrect and materially misleading. Under relevant New York State law and the Fund's charter, the Fund must obtain a two-thirds approval to liquidate, merge or dissolve.

We remind you that Institutional Shareholder Services (ISS), a leading independent proxy voting advisory firm, issued a report recommending that shareholders vote in favor of all the proposals presented by the Fund's management with respect to the Annual Meeting originally scheduled for April. In the report ISS stated that the Fund "has indeed met the needs of its shareholders" and "has done an excellent job of keeping its expenses low." Moreover, ISS commended the "active and independent nature of the current board." ISS has not yet released a report regarding this proxy but we believe that ISS will reach the same conclusions regarding the current proposals.

Time is short and it is important that all shares be voted. If you have not already voted, or have returned a green proxy card, please take a moment to vote today in support of your Fund's management on the enclosed WHITE proxy card. If you have already returned your signed WHITE proxy card, no further action is required. If you have previously returned a green proxy card, you need only send the enclosed WHITE proxy card to revoke your prior vote.

If you have any questions or would like assistance in voting your shares, please contact Georgeson Shareholder Communications Inc., the Fund's proxy solicitor, at (800) 223-2064.

                                    Thank you for your cooperation,



                                    Your Board of Directors